Exhibit 4.5

GENERAL SECURITY AGREEMENT

THIS GENERAL SECURITY AGREEMENT dated for reference November 30, 2001. BY:

InNexus Inc., a corporation duly incorporated under the laws of the State of Washington, having an office at #196, 3405- 172nd Street, Arlington (Seattle), Washington 98223

(the "Debtor")

OF THE FIRST PART IN FAVOUR OF:

Cusil Venture Corporation, a corporation duly incorporated under the laws of the Province of British Columbia, having an office at 1400-400 Burrard Street, Vancouver, British Columbia V6C 3G2

(the "Secured Party")

OF THE SECOND PART

ARTICLE 1

SECURITY INTEREST

1.1 Creation nf Security Interest The Debtor as continuing security for the repayment and the performance of each of the Obligations (as denned herein) of the Debtor to the Secured Party, grants to the Secured Party a security interest in all of the Debtor's right, title and interest in and to any and all of the Debtor's property, assets, rights and undertaking of every nature, item and kind, both real or personal, presently held or owned and after acquired, wherever situate, and including, without limiting the generality of the foregoing:

(a)        Accessions All increases, additions, accretions and accessions to, and all extensions, reversions, renewals, continuations or replacement of any of the Collateral (as defined herein) (collectively the "Accessions");

(b)        Accounts All debts, accounts, claims, monies and choses in action which now are, or which may at any time hereafter be, due or owing to or owned by the Debtor or in which the Debtor now or hereafter has any other interest, and also all securities, bills, notes and other documents now held or owned or which may be hereafter taken, held or owned by the Debtor or anyone on behalf of the Debtor in respect of the said debts, accounts, claims, monies and choses in action, and any part thereof (collectively, the "Accounts");

(c)       Chattel Paper All chattel paper in which the Debtor now or hereafter has an interest, and any part thereof (the "Chattel Paper");

(d)        Documents nf Title All documents of title, whether negotiable or non-negotiable, including, without limitation, all warehouse receipts and bills of lading, in which the Debtor now or hereafter has an interest, and any part thereof (collectively, the "Documents of Title");

(e)       Kqnipment All goods in which the Debtor now or hereafter has an interest and any part thereof, including, without limitation, all tools, apparatus, fixtures, plant, machinery, furniture, chattels, vehicles, vessels, air conditioning, heating, ventilating, electrical, mechanical, plumbing, computers, electronic devices, communications and data systems, elevators, escalators and other conveyancing devices, boilers, furnaces, carpets, blinds, window coverings, curtains, awnings, lighting fixtures, doors, windows, demising walls and partitions, wiring, pipes, conduits and other tangible personal property including, without limiting the generality of the foregoing, the equipment set forth in schedule "A" (collectively, the "Equipment");

(t)         Instruments All letters of credit, advices of credit and all other instruments in which the Debtor now or hereafter has an interest, and any part thereof (collectively, the "Instruments");

(g)        Intangibles All intangible property of whatever kind (including those described in Schedule "A" hereto) in which the Debtor now or hereafter has an interest, including, without limitation, all of the Debtor's choses in action, contractual rights, agreements, leases of personal property, licence rights, licences, permits, goodwill, quotas, industrial designs, Intellectual Property Rights and other industrial or intellectual property (collectively, the "Intangibles");

(h)        Intellectual Property Rights means all of the patents, patent applications, licenses or sub-licenses, software, whether in object or source code, trade marks, trade mark applications, trade names, industrial designs, service marks, copyrights trade secrets, patented or unpatented discoveries, inventions, confidential information, data, methods, procedures, results of experimentation, know how or other tangible or intangible rights and any other intellectual property rights, including any improvement to or an application of the aforementioned licenses, sub-licenses, software, inventions, patents and patent applications, which are owned by the Debtor or held for the benefit of the Debtor as of the date of execution hereof or which may be hereafter acquired by the Debtor including, without limiting the generality of the foregoing, the patents, patent applications, licenses or sub-licenses, software and intellectual property rights set forth in schedule "A";

(i)         Money All money in which the Debtor now or hereafter has an interest, and any part thereof (the "Money");

(j)        Proceeds   All proceeds and personal property in any form derived directly or indirectly from any dealing with the Collateral (as defined herein) or any part thereof and all proceeds of proceeds and any part thereof (collectively, the "Proceeds") and without limiting the generality of the foregoing all proceeds derived, directly or indirectly from the property and rights described in Schedule "A" hereto;

(k)       Records. All books, papers, documents, writings, tapes, magnetic or other machine readable data and records, and all other information, however stored, recording or relating to any of the Collateral (as defined herein) (collectively, the "Records"); and

(1)         Securities All shares, stock, warrants, bonds, debentures, debenture stock, mortgages and other securities in which the Debtor now or hereafter has an interest, and any part thereof (collectively, the "Securities").

1.2. Attachment The Debtor acknowledges that value has been given. The security interest created hereby is intended to attach as to all of the Collateral (as defined herein) in which the Debtor has an interest forthwith when the Efebtor executes this General Security Agreement, and, as to all Collateral (as defined herein) in which the Debtor acquires any right or interest after the execution of this General Security Agreement, when the Debtor acquires such right or interest.

1.3. Statement The Debtor acknowledges that a security interest is taken in all of the Debtor's present and after acquired property, except the last day of the term of any lease and consumer goods.

1.4. Ordinary rnnrse nf Rnsiness The Debtor shall have the right to sell, lease or dispose of any of the Collateral in the ordinary course of business upon terms customary thereto for value received.

ARTICLE 2 DEFINITIONS

2.1 Collateral The property, assets, rights and undertaking charged hereunder, including all of such Accessions, Accounts, Chattel Paper, Documents of Title, Equipment, Intangibles, Instruments, Money, Proceeds, Records and Securities together with all increases, additions, improvements and accessions thereto, and all substitutions or any replacements thereof are, unless otherwise specified, herein referred to as the "Collateral".

2.2 Defined Terms Unless the context otherwise requires or unless otherwise specified, all the terms used herein without initial capitals which are defined in the Personal Property Security Act (British Columbia) or the regulations thereunder, as they may be amended, restated or replaced by successor legislation of comparable effect (collectively, the "PPSA"), have the same meaning herein as in the PPSA.

ARTICLE 3

OBLIGATIONS SECURED

3.1.

Obligations Secured The Collateral constitutes and will constitute general and continuing security for the following obligations (collectively, the "Obligations") of the Debtor to the Secured Party:

(a)      Indebtedness The prompt payment, as and when due and payable, of all indebtedness and liability of the Debtor to the Secured Party (including interest thereon), present or future, direct or indirect, absolute or contingent, matured or not, extended or renewed, wheresoever and howsoever incurred, and any ultimate unpaid balance thereof, including all future advances and re-advances, and whether the same is from time to time reduced and thereafter increased or entirely extinguished and thereafter incurred again and whether the Debtor be bound alone or with another or others and whether as principal or surety; and

(b)    Performance of Agreements The strict performance and observance by the Debtor of all agreements, warranties, representations, covenants and conditions of the Debtor made pursuant to this General Security Agreement or any other agreement between the Debtor and the Secured Party including, without limitation,

(i)

the Loan Agreement between the Debtor and the Secured Party of even date, to which this General Security Agreement is attached as Schedule C, all as now in effect or as hereafter entered into or amended (the "Loan Agreement"). If there is any conflict between the provisions of this General Security Agreement and the provisions of the said Loan Agreement, the provisions of the Loan Agreement shall prevail; and

(ii)

the Promissory Note by the Debtor in favour of  the Secured Party of even date herewith as now in effect or as hereafter entered into or amended (the “Promissory Note”).

3.2

Reduction of Obligations.  The Obligations may be reduced to zero from time to time without affecting the validity, perfection or enforceability of this General Security Agreement or the security interest created hereby until this General Security Agreement is discharged in accordance with Section 9.10.

ARTICLE 4

DEBTOR’S REPRESENTATIONS AND WARRANTIES

4.1

General.  The Debtor represents and warrants to and for the benefit of the Secured Party and so long as this General Security Agreement remains in effect shall be deemed to continuously represent and warrant as set out in this Article 4.

4.2

Incorporation, Licenses and Qualifications.  The Debtor is a body corporate, duly incorporated, properly organized and validly existing under the laws of British Columbia and is duly registered and qualified to do business under the laws of each other jurisdiction in which the character of the properties owned by it or the nature of the activities conducted by it make such registration or qualification advisable or necessary.

4.3

Corporate Power.  The Debtor has full power and lawful authority to enter this General Security Agreement and to grant the security interest hereby created.

4.4

Enforceability.  This General Security Agreement constitutes a valid and legally binding obligation of the Debtor enforceable against the Debtor in accordance with its terms, subject only to bankruptcy, insolvency or other statutes or judicial decisions affecting the enforcement of creditors’ rights generally and to general principles of equity.

4.5

No Actions or Material Adverse Changes.  There is no action or proceeding pending or to the knowledge of the Debtor threatened against the Debtor before any court, administrative agency, tribunal, arbitrator, government or governmental agency or any fact known to the Debtor and not disclosed to the Secured Party which might involve any material adverse change in the properties, business, prospects or condition of the Debtor, or which question the validity of this General Security Agreement or any other material agreement to which the Debtor is a party (or the Debtor’s ability to perform its obligations under this General Security Agreement) and there are no outstanding judgments, writs of execution, work orders, injunctions, directives against the Debtor or its properties.

4.6

Non-Conflict.  Neither the execution nor the performance of this General Security Agreement requires the approval of any regulatory agency having jurisdiction over the Debtor nor is this General Security Agreement in contravention of or in conflict with the memorandum, articles or resolutions of the directors or shareholders of the Debtor or of the provisions of any agreement to which the Debtor is a party or by which any of its property may be bound or of any statute, regulation, by-law, ordinance or other law, or of any judgment, decree, award, ruling or order to which the Debtor or any of its property may be subject.

4.7

No Default.  The Debtor is not in breach of any agreement to which it is a party.

4.8

Ownership and Collateral Free of Encumbrances.  The Debtor is the owner of or has rights in the Collateral free and clear of all other security interest, mortgages, hypothecs, pledges, liens, claims, charges, whether fixed or floating, or other encumbrances (“Encumbrances”).

4.9

Account Debtor Each Account, Chattel Paper, Security and Instrument constituting Collateral is genuine and enforceable in accordance with its terms against the party obligated to pay thereunder (the "Account Debtor").

4.10

No Other Corporate Names or Styles The name set out for the Debtor on the first page of this General Security Agreement is the Debtor's full and exact legal name and the Debtor has not at any time used or carried on business under or used any trade name or style.

4.11

Chief Executive Office of Debtor The full mailing address of the Debtor's chief executive office is that specified at the first page of this General Security Agreement or if different as specified at the end of this General Security Agreement.

4.12

Financial Information. In all information and financial statements supplied for the benefit of the Secured Party, the Debtor has made no untrue statement of any material fact, and has revealed all material facts the omission of which would make such information and statements misleading. The Debtor has disclosed all facts which materially adversely affect or, so far as the Debtor can reasonably foresee, will materially adversely affect the business, properties, prospects or financial condition of the Debtor or the ability of the Debtor to perform its obligations hereunder. All accounting information and financial statements supplied for the benefit of the Secured Party have been prepared in accordance with generally accepted accounting principles.

4.13

Survival and Reliance All representations and warranties of the Debtor made herein or in any certificate or other document delivered by or on behalf of the Debtor for the benefit of the Secured Party are material, shall survive the execution and delivery of this General Security Agreement and shall continue in full force and effect without time limit. The Secured Party is deemed to have relied upon each such representation and warranty notwithstanding any investigation made by or on behalf of the Secured Party at any time.

ARTICLE 5

DEBTOR’S COVENANTS

5.0

General. Unless compliance with the following covenants is waived by the Secured Party in writing or unless non-compliance with any such covenants is otherwise consented to by the Secured Party by written agreement with the Debtor, the Debtor covenants and agrees with the Secured Party to observe and perform each of the covenants set out in this Article 5.

5.1

Maintain Security Interest The Debtor will fully and effectually maintain and keep maintained the security interest hereby created.

5.2

Conduct of Business The Debtor will carry on and conduct its business in a proper and efficient manner so as to protect and preserve the Collateral.

5.3

Servicing of Payables The Debtor will pay when due all amounts which are payable by it howsoever arising, including without limiting the generality of the foregoing, all rents, charges, taxes, rates, levies, assessments, fees and duties of every nature which may be levied, assessed or imposed against or in respect of the Collateral or Debtor and will provide the Secured Party with evidence of such payment upon request.

5.4

Compliance with Agreements and Laws The Debtor will not use the Collateral in violation of this General Security Agreement or any other agreement relating to the Collateral or any policy insuring the Collateral or any applicable statute, law, by-law, rale, regulation, court order or ordinance.

5.5

Notice of Encumbrances and Proceedings The Debtor will promptly notify the Secured Party of any Encumbrance made or asserted against any of the Collateral, and of any suit, action or proceeding affecting any of the Collateral or which could affect the Debtor. The Debtor will, at its own expense, defend the Collateral against any and all such Encumbrances and against any and all such suits, actions or proceedings.

5.6

Encumbrances. The Debtor will not create, assume or suffer to exist any Encumbrance in, of or on any of the Collateral.

5.7

Change of Chief Executive Office and Name The Debtor will not change its chief executive office, or the records in respect thereof or change its name or any name or style under which it carries on business without giving to the Secured Party 20 days' prior written notice of the change or of the new name or style, as applicable.

5.8

Notice of Loss of Collateral The Debtor will give immediate written notice to the Secured Party of all loss or damage to or loss or possession of the Collateral otherwise than by disposition in accordance with the terms hereof.

5.9

Inspection of Records and Collateral The Debtor will at all times keep accurate and complete records of the Collateral as well as proper books of account for its business all in accordance with generally accepted accounting principles, consistently applied. The Debtor will permit the Secured Party or its authorized agents to have access to all premises occupied by the Debtor or any place where the Collateral may be found to inspect the Collateral and to examine the books of accounts, financial records and reports of the Debtor and to have temporary custody of, make copies of and take extracts from such books, records and reports.

5.10

Access to Computer Information In the event that the use of a computer system is required to access any information and data which the Secured Party is entitled to access and examine hereunder, the Debtor will allow the Secured Party the use of its computer system for such purpose and will provide assistance in that regard. If for any reason such information and data cannot be accessed and retrieved at the Debtor's premises the Secured Party may remove the medium in which such information or data is stored from the Debtor's premises to any other place which has a computer system that will give the Secured Party the opportunity to retrieve, record or copy such information and data. The Secured Party is hereby authorized to reproduce and retain a copy of any such information and data in any format whatsoever.

5.11     Disposition of Collateral. The Debtor will not sell, lease or otherwise dispose of the Collateral if the effect of doing so would impair its ability to perform the Obligations or negatively effect the enforceability of the security interest hereby created.

5.12     Delivery of Documents. The Debtor will promptly deliver to the Secured Party upon request:

(a)       Documents of Title. Any Chattel Papers, Instruments, Securities, and Documents of Titles, and upon such delivery, where applicable, duly endorse the same for transfer h blank or as the Secured Party may direct;

(b)   Books of Account. Copies of all books of account and all records, ledgers, reports, correspondence, schedules, documents, statements, lists and other writings relating to the Collateral or the Debtor's business for the purpose of inspecting, auditing or copying the same;

(c)     Financial Statements. All financial statements prepared by or for the Debtor regarding the Debtor's business;

(d)       Policies of Insurance. All policies and certificates of insurance relating to the Collateral;

(e)        Agreements.  All agreements, licenses, permits and consents relating to the Collateral and the Debtor's business; and

(f)        Other Information   Such information concerning the Collateral, the Debtor and the Debtor's business and affairs as the Secured Party may reasonably request.

5.17

Risk and Insurance. The Debtor will bear the sole risk of any loss, damage, destruction or confiscation of or to the Collateral during the Debtor's possession hereunder or otherwise after default hereunder.

5.18

No Amalgamation. The Debtor will not change the nature of its business or amalgamate or otherwise merge with any person or permit all of or a substantial portion of its property to become the property of any other person, whether in one or a series of transactions, and the Debtor shall not do any act or thing that would materially adversely affect its business, property, prospects or financial condition.

5.19

Performance by Debtor. The Debtor will observe and perform all the obligations imposed on the Debtor by or in respect of the Collateral, maintain the Collateral in good standing and not do or permit to be done anything to impair and not omit to do anything that would impair the security interest hereby created. The Debtor will not default under any provisions of any of the Collateral or, without the prior written consent of Secured Party, amend the Collateral or give any consent, concession or waiver or exercise any option of the Debtor permitted by such terms, or cancel or terminate the Collateral or accept the surrender thereof.

5.20

Notice of Default by Debtor The Debtor will give to the Secured Party notice of any default by the Debtor pursuant to any of the Collateral promptly upon becoming aware of the occurrence of such default, but in all events, if the Debtor is aware of the default, in sufficient time to afford to the Secured Party an opportunity to cure any such default prior to any other party to the Collateral having any right to terminate any of the Collateral by reason of such default.

ARTICLE 6

COLLECTION OF ACCOUNTS

6.1

Collection of Accounts The Secured Party may, whether before or after default under this General Security Agreement, notify and direct any Account Debtor to make all payments whatever to the Secured Party. The Debtor expressly authorizes the Secured Party to collect, demand, sue for, enforce, recover and receive Accounts, and to give valid and binding receipts and discharges therefor and in respect thereof, to hold to the same extent and with the same effect as if the Secured Party were the absolute owner thereof and without regard to the state of accounts between the Debtor and the Secured Party. The Secured Party may hold all amounts acquired or recovered from any Account Debtor and any Proceeds as part of the Collateral, or may apply such amounts and any Proceeds against any Obligation as the Secured Party deems fit, to hold without prejudice to the Secured Party's claim for any deficiency. The Secured Party may compound, compromise, grant extensions, take and give up securities, accept compositions, grant releases and discharges and otherwise deal with the Account Debtors and with the Accounts and the other securities as the Secured Party may see fit, without prejudice to the liability of the Debtor to the Secured Party. The Secured Party shall not be liable or accountable for any failure to collect, enforce or realize any of the Accounts and shall not be bound to institute proceedings for the purpose of collecting, or realizing the same or for the purpose of preserving any rights of the Secured Party, the Debtor or any other person in respect of the same.

ARTICLE 7

DEFAULT

7.1

Default. The Debtor shall be in default under this General Security Agreement upon the occurrence of any of the following events (individually, an "Event of Default" and collectively, "Events of Default"):

(a)       Performance nf Obligations The Debtor defaults in the payment or performance of any of the Obligations;

(b)     Breach of Agreement The Debtor breaches any term, provision, warranty, representation or covenant under this General Security Agreement or any other agreement between the Debtor and the Secured Party, all as in effect or as hereafter entered into or amended;

(c)        Cease to Carry on Business   The Debtor ceases or threatens to cease to carry on business;

(d)    Bankruptcy Insolvency The dissolution, termination of existence, insolvency, bankruptcy or business failure of the Debtor, or upon the appointment of a receiver, receiver-manager or receiver and manager of any part of the property of the Debtor, or the commencement by or against the Debtor of any proceeding under any bankruptcy, arrangement, reorganization, dissolution, liquidation, insolvency or similar law for the relief of or otherwise affecting creditors of the Debtor, or by or against any guarantor or surety for the Debtor, or upon the issue of any writ of execution, warrant, attachment, sequestration, levy, third party demand or garnishment or similar process against the Debtor or any part of the Collateral;

(e)        Commit Act of Bankruptcy  The Debtor commits or threatens to commit an act of bankruptcy;

(f)     Dissolution Winding Up The institution by or against the Debtor of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against or winding up of affairs of the Debtor;

(g)        Charge Against Collateral If any right of distress is levied or is threatened to be levied against the Collateral or if any encumbrance, lien, security interest or other charge of any kind affecting the Collateral becomes enforceable against the Collateral or any part thereof;

(h)        Destruction of Collateral  Any material portion of the Collateral is damaged or destroyed;

(i)       Other Default The Debtor defaults under the Loan Agreement or Promissory Note or under any agreement with respect to any indebtedness or other obligation to any person other than the Secured Party, if such default has resulted in, or may result, with notice or lapse of time or both, in, the acceleration of any such indebtedness or obligation or the right of such person to realize upon any Collateral;

(j)        Order Against Shares If any suspension of listing status, delisting or cease trade order is issued by any regulatory authority against any of the issued and outstanding shares in the capital of the Debtor;

(k)      Reorganization- The Debtor enters or proposes to enter into any reconstruction, reorganization, amalgamation, merger or other similar arrangement without making adequate provision for the maintaining of the security interest granted hereunder; and

(1)     Performance Impaired The Secured Party in good faith believes the prospect of payment or performance of the Obligations hereunder is or is about to be impaired or that any Collateral is or is about to be placed in jeopardy.

7.2

Acceleration The Secured Party may make demand for payment at any time of any of the Obligations which are payable upon demand (whether or not there is any default under this General Security Agreement) and, upon the occurrence of an Event of Default the Secured Party may, at its option, declare any or all of the Obligations which are not payable on demand to become immediately due and payable.

7.3

Waiver not to Affect Subsequent Breach The Secured Party may waive default or any breach by the Debtor of any of the provisions contained in this General Security Agreement. No waiver shall extend to a subsequent breach or default, whether or not the same as or similar to the breach or default waived. No act or omission of the Secured Party shall extend to or be taken in any manner whatsoever to affect any subsequent breach or default of the Debtor or the rights of the Secured Party resulting therefrom. Any such waiver must to be in writing and signed by the Secured Party to be effective.

ARTICLE 8

SECURED PARTY'S REMEDIES ON DEFAULT

8.1

Enforcement. At any time after the occurrence of an Event of Default the Secured Party may, at its option, proceed to exercise any or all of the rights and remedies contained herein, including, without limitation, the signification and collection of the Debtor's Accounts, or otherwise afforded by law, in equity or otherwise. The Secured Party shall have the right to enforce one or more remedies successively or concurrently in accordance with applicable law and the Secured Party expressly retains all rights and remedies not inconsistent with the provisions herein including all the rights it may have under the PPSA, and, without restricting the generality of the foregoing, the Secured Party may upon such Event of Default:

(a)     Appointment of Receiver. Appoint by instrument in writing a receiver, receiver-manager or receiver and manager (herein a "Receiver") of the Debtor and of all or any part of the Collateral and remove or replace such Receiver from time to time or may institute proceedings in any court of competent jurisdiction for the appointment of a Receiver. Any Receiver appointed by the Secured Party so far as concerns responsibility for its acts shall be deemed the agent of the Debtor and not of the Secured Party. Where the Secured Party is referred to in this Article the reference includes, where the context permits, any Receiver so appointed and the officers, employees, servants or agents of such Receiver;

(b)

Enter and Repossess. Immediately and without notice enter the Debtor's premises and the Places of Business and repossess, disable or remove the Collateral and the Debtor hereby grants to the Secured Party a licence to occupy any premises or Place of Business of the Debtor for the purpose of storage of the Collateral;

(c)     Retain the Collateral Retain and administer the Collateral in the Secured Party's sole and unfettered discretion, which the Debtor hereby acknowledges is commercially reasonable;

(d)      Dispose of the Collateral. Dispose of any Collateral by public auction, private tender or private contract with or without notice, advertising or any other formality, all of which are hereby waived by the Debtor. The Secured Party may, at its discretion establish the terms of such disposition, including, without limitation, terms and conditions as to credit, upset, reserve bid or price. The Secured Party may also lease the Collateral on such terms as it deems appropriate.

The payments for Collateral, whether on a disposition or lease, may be deferred. All payments made pursuant to such dispositions shall be credited against the Obligations only as they are actually received. The Secured Party may buy in, rescind or vary any contract for the disposition of any Collateral and may dispose of any Collateral again without being answerable for any loss occasioned thereby. Any such disposition may take place whether or not the Secured Party has taken possession of the Collateral;

(e)        Acceptance. Foreclose upon the Collateral in satisfaction of the Obligations. The Secured Party may designate any part of the Obligations to be satisfied by the foreclosure of particular Collateral which the Secured Party considers to have a net realizable value approximating the amount of the designated part of the Obligations, in which case only the designated part of the Obligations shall be deemed to be satisfied by the foreclosure of the particular Collateral;

(f)       Carry on Business Carry on or concur in the carrying on of all or any part of the business of the Debtor and may, in any event, to the exclusion of all others, including the Debtor, enter upon, occupy and use all premises of or occupied or used by the Debtor and use any of the personal property (which shall include fixtures) of the Debtor for such time and such purposes as the Secured Party sees fit. The Secured Party shall not be liable to the Debtor for any neglect in so doing or in respect of any rent, costs, charges, depreciation or damages in connection therewith;

(g)     Payment of Encumbrances Pay any Encumbrance that may exist or be threatened against the Collateral. In any such case the amounts so paid together with costs, charges and expenses incurred in connection therewith shall be added to the Obligations secured by this General Security Agreement;

(h)       Payment of Deficiency If the proceeds of realization are insufficient to pay all monetary Obligations, the Debtor shall forthwith pay or cause to be paid to the Secured Party any deficiency and the Secured Party may sue the Debtor to collect the amount of such deficiency; and

(i)

Dealing with Collateral. Subject to applicable law seize, collect, realize, borrow money on the security of, release to third parties, sell (by way of public or private sale), lease or otherwise deal with the Collateral in such manner, upon such terms and conditions, at such time or times and place or places and for such consideration as may seem to the Secured Party advisable and without rotice to the Debtor. The Secured Party may charge on its own behalf and pay to others sums for expenses incurred and for services rendered (expressly including legal services, consulting, receivers and accounting fees) in or in connection with seizing, collecting, realizing, borrowing on the security of, selling or obtaining payment of the Collateral and may add such sums to the Obligations secured by this General Security Agreement.

8.2

Assemble the Collateral To assist the Secured party in the implementation of such rights and remedies the Debtor will, at its own risk and expense and at the Secured Party's request, assemble and prepare for removal such items of the Collateral as are selected by the Secured Party as shall, in the Secured Party's sole judgment, have a value sufficient to cover all the Obligations.

8.3

Secured Party Not liable for Failure to Fxercise Remedies The Secured Party shall not be liable or accountable for any delay or failure to exercise its remedies, take possession of, seize, collect, realize, sell, lease or otherwise dispose of or obtain payment for the Collateral. The Secured Party shall not be bound to institute proceedings for such purposes or for the purpose of preserving any rights, remedies or powers of the Secured Party, the Debtor or any other person in respect of the Collateral or against any Account Debtor.

8.4

Allocation of Proceeds All monies collected or received by the Secured Party in respect of the Collateral may be held by the Secured Party and may be applied on account of such parts of the Obligations at the sole discretion of the Secured Party.

8.5

Extension of Time. The Secured Party may grant extensions of time and other indulgences, take and give up securities, accept compositions, grant releases and discharges, release the Collateral to third parties and otherwise deal with the Debtor's guarantors or sureties and others and with the Collateral and other securities as the Secured Party may see fit without prejudice to the liability of the Debtor to the Secured Party, or he Secured Party's rights, remedies and powers under this General Security Agreement.

8.6

Forbearance is not Waiver No extension of time, forbearance, indulgence or other accommodation now, heretofore or hereafter given by the Secured Party to the Debtor shall operate as a waiver, alteration or amendment of the rights of the Secured Party or otherwise preclude the Secured Party from enforcing such rights.

8.7

Effect of Appointment of Receiver. As soon as the Secured Party takes possession of any Collateral or appoints a Receiver, all powers, functions, rights and privileges of the directors and officers of the Debtor with respect to that Collateral shall cease, unless specifically continued by the written consent of the Secured Party or the Receiver.

8.8

Limitation of Liability. The Secured Party shall not be liable by reason of any entry into or taking possession of any of the Collateral hereby charged or intended so to be or any part thereof, to account as mortgagee in possession or for anything except actual receipts or be liable for any loss on realization or any act or omission for which a secured party in possession might be liable. The Debtor acknowledges and agrees that any and all payments, responsibilities, obligations and liabilities in respect of the Collateral shall remain those of the Debtor and no such payments, responsibilities, obligations or liabilities are assigned hereby nor are assumed or incurred by the Secured Party hereunder.

8.9

Release by Debtor. The Debtor hereby releases and discharges the Secured Party and the Receiver from every claim of every nature, whether sounding in damages or not, which may arise or be caused to the Debtor or any person claiming through or under the Debtor by reason or as a result of any act or omission of the Secured Party or any successor or assign claiming through or under the Secured Party or the Receiver under the provisions of this General Security Agreement unless such claim is the result of dishonesty or gross neglect.

8.10

Performance by Secured Party. Nothing herein shall obligate the Secured Party to assume or perform any obligation of the Debtor to any third party in respect or arising out of the Collateral. The Debtor agrees to indemnify and save harmless the Secured Party from any and all claims of such third parties. The Secured Party may however at its option assume or perform any such obligations which the Secured Party considers necessary or desirable to obtain the benefit of the Collateral, or any part thereof, free of any set off, deduction or abatement and any money so expended by the Secured Party shall form part of the Obligations and shall bear interest at the highest rate per annum from time to time charged by the Secured party on any of the other Obligations.

ARTICLE 9 MISCELLANEOUS

9.1

Costs The Debtor will indemnify and reimburse the Secured Party on demand for all interest, commissions, costs of realization and other costs and expenses (including the full amount of all legal fees and expenses paid by the Secured Party) incurred by the Secured Party or any Receiver in connection with:

(a)       the registration of any financing statement or Land Title notice registered in connection with the security interest hereby created;

(b)       the preparation, execution, perfection, protection, enforcement of and advice with respect to this General Security Agreement and other security collateral or in addition hereto;

(c)

the realization, disposition of, retention, protection, insuring or collection of any Collateral;

(d)      the protection or enforcement of the rights, remedies and powers of the Secured Party or any Receiver;

(e)

the inspection of the Collateral; and

(f)

investigating title to the Collateral.

All amounts for which the Debtor is required hereunder to reimburse the Secured Party or any Receiver shall, from the date of disbursement until the date the Secured Party or the Receiver receives reimbursement, be deemed advanced to the Debtor by the Secured Party, shall be deemed to be Obligations and shall bear interest at the highest rate per annum from time to time charged by the Secured Party on any of the other Obligations.

9.2

Appointment of Attorney The Debtor hereby constitutes and appoints the Secured Party, or any Receiver, the true and lawful attorney of the Debtor irrevocably with full power of substitution to do, make and execute all such assignments, documents, acts, matters or things with the right to use the name of the Debtor whenever and wherever it may be deemed necessary or expedient. The Debtor hereby declares that the irrevocable power of attorney granted hereby, being coupled with an interest, is given for valuable consideration.

9.3

Security Interest Effective Immediately The security interest hereby created shall take effect forthwith upon the execution of this General Security Agreement by the Debtor.

9.4

Security in Addition and not in Substitution, Remedies Cumulative    The Debtor covenants and agrees with the Secured Party that:

(a)      the charges or security interest created hereby are in addition to any other charge or security interest which the Secured Party now or from time to time may hold from the Debtor or any other person;

(b)       all powers, privileges, remedies and rights of the Secured Party hereunder are cumulative and no such power, privilege, remedy or right is exhaustive but is in addition to each other power, privilege, remedy and right of the Secured Party hereunder or under any other agreement or document now or hereafter existing at law or in equity or by statute; and

(c)       the Secured Party may realize upon or enforce all or any part of any charge or security interest which the Secured Party now or from time to time may hold from the Debtor or any other person including the charges or security interest created hereby in any order the Secured Party may desire and any realization or enforcement by any means upon any such charge or security interest shall not bar realization or enforcement upon any other such charge or security interest, notwithstanding any rule of law or equity or statute.

9.5

Statutory Waivers To the fullest extent permitted by law, the Debtor waives all of the rights, benefits and protection given by the provisions of any existing or future statute which imposes limitations upon the rights, remedies or powers of a Secured Party or upon the methods of realization of security, including any seize or sue or anti-deficiency statute or any similar provisions of any other statute.

9.6

Provisions Reasonable The Debtor acknowledges that the provisions of this General Security Agreement and, in particular, those respecting rights, remedies and powers of the Secured Party and any Receiver against the Debtor, its business and any Collateral upon an Event of Default, are commercially reasonable and not manifestly unreasonable.

9.7

Further Assurances The Debtor shall at all times, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, transfers, assignments, security agreements and assurances as the Secured Party may reasonably require in order to give effect to the provisions hereof and for the better granting, transferring, assigning, charging, setting over, assuring, confirming or perfecting the security interest hereby created and the priority accorded to them by law or under this General Security Agreement.

9.8

Notices Every notice, demand and other communication in connection with this General Security Agreement and all legal process in regard hereto shall be validly given, made or served if in writing and delivered to, or mailed, postage prepaid, or telecopied or telexed or sent by other similar form of communication (collectively "Electronic Communication") to the intended recipient at its address first written above or to such other address or person as the other party may from time to time designate by notice. Any notice, requisition, demand or other instrument, if delivered, shall be deemed to have been given or made on the day on which it was delivered and if sent by Electronic Communication shall be deemed to have been given or made on the business day next following the day on which it was so sent, and if mailed shall be deemed to have been given or made on the third business day following the day on which it was so mailed. Any party hereto may give written notice of a change of address in the same manner, in which event any notice shall thereafter be given to it as above provided at such changed address.

9.9

Discharge Upon payment and performance by the Debtor of the Obligations the Secured Party shall upon request in writing by the Debtor deliver up this General Security Agreement to the Debtor and shall at the expense of the Debtor cancel and discharge the security interest hereby created and execute and deliver to the Debtor such documents as shall be requisite to discharge the security interest hereby created. Any partial payment or satisfaction of the Obligations, or any ceasing by the Debtor to be indebted to the Secured Party, shall be deemed not to be redemption or discharge of the security constituted by this General Security Agreement.

9.10

Delivery of Copy/Waiver The Debtor hereby acknowledges receiving a copy of this General Security Agreement. The Debtor waives all rights to receive from the Secured Party a copy of any financing statement or, financing change statement registered or verification statement issued at any time in respect of this General Security Agreement.

9.11

Release of Information The Debtor hereby authorizes the Secured Party to provide a copy of this General Security Agreement and such other information (including full details of the Obligations) as may be requested of the Secured Party by persons entitled thereto under the PPSA.

ARTICLE 10

INTERPRETATION

10.1

Entire Agreement/Amendment. This General Security Agreement and the said Loan Agreement and Promissory Note contains the entire agreement between the parties relating to the security interest hereby created. Any amendment of this General Security Agreement shall not be binding unless in writing and signed by the Secured Party and the Debtor. The Debtor confirms that there are no representations, warranties, covenants or acknowledgements affecting, or relied upon in entering this General Security Agreement.

10.2

Severability Any provision of this General Security Agreement prohibited by law or otherwise ineffective shall be ineffective only to the extent of such prohibition or ineffectiveness and shall be severable without invalidating or otherwise affecting the remaining provisions hereof.

10.3

Joint and Several Liability If more than one person executes this General Security Agreement as Debtor, their obligations hereunder and the liability resulting therefrom shall be joint and several.

10.4

Headings. All headings and titles in this General Security Agreement are for reference only and are not to be used in the interpretation of the terms hereof.

10.5

Included Words Wherever the singular or the masculine are used herein, the same shall be deemed to include the plural or the feminine or the body politic or corporate where the context or the parties so require.

10.6

Applicable Law. This General Security Agreement shall be construed and enforceable under and in accordance with the laws of British Columbia. The Debtor hereby irrevocably submits and attorns to the jurisdiction of the British Columbia Supreme Court sitting at Vancouver, British Columbia.

10.7

Binding Effect. This General Security Agreement shall be binding on the Debtor and its successors, heirs, administrators and executors and shall enure to the benefit of the Secured Party and its successors and assigns.

10.8      Copy of Agreement and Financing Statement-  The Debtor hereby:

(a)

acknowledges receiving a copy of this General Security Agreement; and

(b)       waives all right to receive from the Secured Party a copy of any financing statement, financing change statement or verification statement filed at any time in respect of this General Security Agreement.

IN WITNESS WHEREOF the Debtor has executed this General Security Agreement as of November 30, 2001

Signed, Sealed and Delivered by

)

InNexus Inc.

)

in the presence of:

)          InNexus Inc.

/s/ Gail Thurston

Per: /s/ Alton C. Morgan

5567 Deerhorn Lane, N. Vancouver, BC, CAN

).         Alton C. Morgan, President
V.P. Corporate Development

SCHEDULE "A"

Property nf Debtor

Intellectual Property Rights

Item	Description

Contractual Rights

Tvpe of Contract	Date	Parties	Description of Rights Held
Option to purchase Intellectual Property	Nov 27, 2001	InNexus and Immune Network Ltd.	Option to acquire exclusive sub-license respecting antibodies hNMNOl and 1F07
Heads of Agreement	June 19, 2001	InNexus and ImmPheron Inc.'	Right to form a joint venture with respect to development of Super- antibodv technology
Heads of Agreement	Novem her 2, 2001	InNexus, Biotherapies Incorp. and Beglend Corp.

Agreement     to     enter     into negotiations    to    define    and conclude    technology    license agreement       and/or       share purchase agreement respecting certain bio -technology covered by the Agreement; InNexus to acquire 10% of 957614 Alberta Ltd. as partial consideration

Other Intangible Property
Item	Description
Common Shares of North Bioscience Inc. ("NBS"